As filed with the Securities and Exchange Commission December 22,1999
                                                          Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                     INFORMATION RESOURCE ENGINEERING, INC.
               (Exact Name of Registrant as Specified in Charter)

                           Delaware                                                     52-1287752
(State of other jurisdiction of incorporation or organization)             (I.R.S Employer Identification No.)


                              8029 Corporate Drive
                        Baltimore, MD 21236(410) 931-7500
        (Address, including zip code and telephone number, including area code of Registrant's Principal Executive Offices)

                              Mr. Anthony A. Caputo
                 Chairman, Chief Executive Officer and President
                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 Corporate Drive
                               Baltimore, MD 21236
                                 (410) 931-7500
            (Name, address, including zip code, and telephone number,
                   including area code, of Agent for service)

                                   Copies to:
                               Bruce R. Thaw, Esq.
                                 45 Banfi Plaza
                             Farmingdale, NY, 11735
                                 (516) 752-1760

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

-----------------------------------------------------------------------------------------------------------------
Titles of Each Class                            Proposed Maximum       Proposed Maximum
of Securities to be      Amount to be           Offering Price Per     Aggregate Offering     Amount of
Registered               Registered             Share(1)               Price                  Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value                    1,000,000 Shares       $23.44                 $23,440,000            $6,516.32
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based upon a price of $23.44 per share which was the average of the high and low sale prices as reported on the Nasdaq National Market System on December 20,1999.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. THE SELLING STOCKHOLDERS MAY NOT SELL THEIR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, Dated December 22, 1999

PROSPECTUS

                     INFORMATION RESOURCE ENGINEERING, INC.
                        1.000,000 Shares of Common Stock
                                ($.01 Par Value)

         The 1,000,000 shares of our common stock offered through this Prospectus will be sold for the accounts of the selling stockholders. In some instances, the shares offered through this Prospectus may be sold by the pledgees, donees, transferees or other successors in interest to the selling stockholders.

         The selling stockholders obtained their shares by the exercise of a Stock Purchase Agreement that was issued in connection with a private placement we completed on December 9, 1999. The private placement was made under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D of the General Rules and Regulations under the Securities Act of 1933. We are registering the shares offered through this prospectus based upon contractual obligations incurred by us to the initial investors in the private placement. We will not receive any of the proceeds from this offering. We will pay substantially all of the expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the selling stockholders.

         Our common stock is currently listed on the Nasdaq National Market under the symbol "IREG". On December 20, 1999, the closing sale price of our common stock was $22.25 per share.

         The selling stockholders may effect the sale of shares offered through this Prospectus, from time to time, in transactions on the Nasdaq National market, in privately negotiated transactions or in a combination of such methods of sale.

         Our principal executive offices are located at 8029 Corporate Drive, Baltimore, Maryland 21236. Our telephone number is (410) 931-7500.

POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  _______, 1999

                                     SUMMARY

PROSPECTUS

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell shares of the common stock of described in this prospectus in one or more offerings up to a total of 1,000,000 shares.

THE COMPANY

         We and our European subsidiary, GRETACODER Data Systems AG, design, manufacture and market enterprise network security technology and systems that enable the deployment of secure Virtual Private Network (VPN) solutions over the Internet and other shared public networks. Our technology and products are used in VPN and electronic commerce applications. A VPN is a communications system that creates a private "tunnel" through the Internet, assuring authentication of users and privacy of information. This allows businesses to use the lowest cost network without exposing their business communications. Our family of VPN products provides a broad range of solutions for Intranet, Extranet and remote access applications. For example, enterprises can utilize our technology and solutions to enable (1) employees to access company-confidential information over an intranet, or (2) allow trading partners to access a firm's extranet for secure business-to-business electronic commerce applications. VPN technology has been our core competency for over a decade and remains our principal focus.

         We were originally incorporated in Maryland on April 7, 1983 under the name "Industrial Resource Engineering, Inc." We reincorporated under our present name in Delaware by merging with a subsidiary in March 1989.

                                  RISK FACTORS

         We operate in a rapidly changing environment that involves numerous risks, some of which are beyond our control. The following discussion highlights some of the risks we face. This prospectus may contain "forward-looking statements." Such statements involve known and unknown risks and uncertainties that could cause our actual performance or achievements to differ from any future performance or achievements expressed or implied by such statements. Readers should carefully consider the following risk factors before purchasing our common stock. Readers are also referred to other documents we have or will file with the SEC, specifically our 1998 Annual Report on Form 10-K and subsequent fiscal years, which may identify important risk factors.

WE HAVE A HISTORY OF LOSSES AND MAY INCUR FUTURE LOSSES

         We have experienced substantial net losses in each of the last three years. As of September 30, 1999, we had an accumulated deficit of $17,039,000. In addition, we intend to increase our expenditures in all areas in order to execute our business plan. As a result, we may incur substantial additional losses. The likelihood of our success must be considered in light of the problems, expenses and delays frequently encountered in connection with new technologies utilized in connection with the transition to an Internet VPN business with an original equipment manufacturer (OEM) model and the competitive environment in which we operate. Although our revenues have grown in recent periods, revenues for the three months ended September 30, 1999 declined by 18% or $848,000 from the revenues for the same period ended June 30, 1999. Sales of products for use on legacy networks continued to decline while revenues of Internet VPN products were stable. There can be no assurance that the decline in revenues will not continue. Therefore, you should not consider our historical results indicative of future revenue levels or operating results. We may never achieve profitability. Even if we do, we may not be able to sustain it.

ESTABLISHMENT OF AN OEM BUSINESS GROUP

         We recently announced that as of January 1, 2000, our United States operations will be divided into two operating groups in order to utilize our resources better. The Products Group will be responsible for the sale, customer support, development and production of our legacy network security products that will continue to be sold directly to end users. The OEM Group will be responsible for the sale, customer support and development of products, chips and software, that will be sold to companies that will embed our products into their products for ultimate sale to end users.

         We and Analog Devices, Inc. (ADI) have jointly developed SafeNet/DSP, a chip that ADI will be the manufacturer and the point of procurement for the chip. While we have several design wins for this chip, there is no assurance that these wins will generate significant royalty income for us. In addition these wins and any future wins generally require us to provide considerable engineering support for which we may not receive any compensation.

         We have negotiated several SafeNet/Soft-PK license agreements with OEM's; however, there is always the possibility that new product development by either our competitors or us will cause this product to become obsolete or non-competitive.

         In order for the OEM group to be successful in this market, new products that can be embedded in personal computers and other personal communication devices will have to be developed. The development of this technology, whether purchased or developed internally, will be costly.

         For these reasons, there can be no assurances that the OEM Group will generate significant revenues or operate profitable in the near future.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND OUR FUTURE REVENUES AND PROFITABILITY ARE UNCERTAIN

         We have experienced significant quarterly fluctuations in our operating results and anticipate continued substantial fluctuations in our future operating results. A number of factors have contributed to these quarterly fluctuations including:

-     market acceptance and demand for our products;

- length of sales cycle including the size, timing, cancellation or delay of customer orders;

- introduction of new products and product enhancements by us or our competitors;

-     market acceptance of new products introduced by us or our competitors;

-     budgeting cycles of customers;

-     the timing and execution of individual contracts;

-     the product mix sold in a given quarter;

- changes in the percentage of revenues attributable to OEM license fees and royalties;

- length of time required by OEM's to embed our products into their products;

- the percentage of products sold through our direct sales force and our indirect distribution channels;

-     product development expenses;

-     competitive conditions in the industry; and

-     changes in general economic conditions.

         Revenues from our OEM activities also tend to fluctuate as development projects, which may continue over several quarters, are undertaken or completed. Also, we have historically recognized a substantial portion of our legacy product revenues in the last month of each quarter, and even in the last week or last several days of each quarter. Because we have little or no backlog, quarterly revenues and operating results depend on the volume and timing of orders received during each quarter, especially during the last several weeks and days of each quarter, which are difficult to forecast.

         Our expenses are based, in part, on our expectations regarding future revenues, and are largely fixed in nature, particularly in the short term. We may be unable to predict our future revenues accurately or to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

         Due to all of the foregoing factors, our quarterly revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of our future performance. Also, it is likely that our operating results will fall below our expectations and the expectations of securities analysts or investors in some future quarter. In such event, the market price of our common stock could be materially adversely affected.

POSSIBLE IMPAIRMENT OF INTANGIBLE ASSETS

         As of September 30, 1999, we had $2,209,000 of goodwill and computer software development costs. We amortize goodwill over ten years and computer software development costs over three to five years beginning on product release dates. In future periods, we will experience significant charges to expense related to the amortization of these assets. Material adverse changes in the market acceptance of our products could result in acceleration of the amortization period that could have a material adverse effect on our earnings.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO CERTAIN RISKS

         On October 31, 1995, we acquired our European subsidiary. Prior to that date, we had limited experience in business operations outside the United States and there can be no assurance that we will be able to compete successfully in international markets. The subsidiary accounted for approximately 44% of our revenues in 1996, 34% in 1997, 50% in 1998 and 49% in nine months ended September 30, 1999. Since VPN products are beginning to replace the old legacy networks that utilize its products, there is no assurance that the subsidiary's revenues will continue at current levels or grow. In addition, there can be no assurance that the subsidiary will develop VPN products that will be marketable in the European market.

         Expansion into the international markets has required and will continue to require significant management attention and resources. Our international business is subject to a number of risks including:

-     compliance with special telecommunications standards;

-     export regulations and restrictions;

-     currency exchange rates, tariffs and other barriers;

-     difficulties in staffing and managing foreign subsidiary operations;

-     longer payment cycles;

-     greater difficulty in accounts receivable collections;

-     political instability;

-     potentially adverse tax consequences; and

- specialized inventory requirements applicable to particular foreign countries or markets.

         There can be no assurance that these factors will not have an adverse impact on our future international sales or operating results. We do not currently engage in international currency hedging transactions. To the extent that we are unable to match revenue received in foreign currencies with expenses paid in the same currency, we may be exposed to possible losses on international currency transactions that could harm our business.

WE MUST MANAGE OUR GROWTH AND EXPANSION

         Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. We have grown from 90 employees at December 31, 1995 to 137 employees at September 30, 1999. We have also opened additional sales, technical support and research and development offices and have otherwise significantly expanded our operations during this time period. To be successful, we will, at a minimum, need:

-     to implement additional management information systems;

- to develop further our operating, administrative, financial and accounting systems and controls;

-     to hire and train new employees; and

- to maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

         Our growth is making significant demands on management, operations and resources, including working capital. Historically the cash flow from our operations has been insufficient to fund our growth. In the event additional capital is required in excess of cash generated by operations and from the recent private placement, there can be no assurance that we will be successful in obtaining such additional capital on acceptable terms, if at all. Further, competition is intense for the qualified technical, marketing and management personnel necessary to plan and manage the growth of our business. Any failure to manage growth effectively could materially harm our business.

OUR MARKET IS NEW AND EVOLVING

         We design, manufacture and market enterprise network security technology and systems that enable the deployment of secure VPN solutions over the Internet and other shared public networks. In order to be successful, VPN's must be widely adopted, in a timely manner, as a means of trusted and secure electronic commerce and communications. Because electronic commerce and communications over the Internet are new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. Accordingly, the demand for our network security systems is very uncertain. Even if the market for electronic commerce and communications over VPN's grows, our product line may not be widely accepted. Among the factors that may affect the level of market acceptance of our VPN solutions are:

- the ability of the Internet infrastructure to accommodate increased levels of usage;

-     the development or adoption of new Internet standards and protocols;

- market acceptance of products and services based upon technologies other than those we use;

-     the public's perception of the need for security products;

- developments in the hardware and software environments in which these products operate;

- government regulations affecting electronic commerce and communications over the Internet and other networks; and

-     general economic conditions.

         Any of these factors could materially harm our business.

RISKS OF CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS

         The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. We expect technological developments to continue at a rapid pace in the computer and communications industries, and there can be no assurance that technological developments will not cause our technology to be rendered obsolete or non-competitive.

         Our future products may not keep pace with technological changes implemented by competitors, developers of operating systems or networking systems, or persons seeking to breach network security. The introduction of new technologies could also require us to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements may also cause the development cycle for our new products to be significantly longer than our historical product development cycle, resulting in higher development costs or a loss in market share. Our products may not satisfy evolving preferences of customers and prospects. Failure to develop and introduce new products and improve current products in a timely fashion could adversely effect us. Because of the complexity of our products, which operate on or utilize multiple platforms and communications protocols, we have from time to time experienced delays in introducing new products and product enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that we will not experience longer delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products or product enhancements.

RESTRICTIONS ON THE EXPORT OF SOME OF OUR PRODUCTS.

         We currently sell our products internationally and intend to continue to expand our relationships with international distributors and resellers. Our international sales and operations could be subject to the following risks:

-     the imposition of governmental controls;

-     export license requirements;

-     restrictions on the export of critical technology;

-     trade restrictions; and

-     changes in tariffs.

         Some of our network security products are cryptographic devices and are subject to the export restrictions administered by the Bureau of Export Control, U.S. Department of Commerce. These restrictions permit the export of encryption products based on country, algorithm and class of end user. They prohibit the export of encryption products to a number of countries and to business entities that are not included in a range of end-users. There is no assurance, however, that the applicable regulations or policies concerning the export of such technology will not become more restrictive. Our foreign distributors may also be required to secure licenses or formal permission before encryption products can be imported.

WE FACE INTENSE COMPETITION

         Our industry is relatively new, highly competitive and subject to rapid technological changes. Our success will depend, in large part, on our ability to establish and maintain an advantageous market position. We currently compete with companies that have substantially greater financial resources, sales and marketing organizations, market penetration and research and development capabilities, as well as broader product offerings and greater market presence and name recognition. We expect to face increasing competitive pressures from our current competitors and new market entrants. This competitive risk will increase to the extent that our competitors begin to include software vendors, network providers, and manufacturers of networking and computer equipment and communication devices. These manufacturers and network providers may be in a better position to develop security products in anticipation of developments in their products and networks. Competitive factors in the network security industry include:

-     price;

-     product features and quality;

-     degree of security and technical specifications;

-     product ease of use;

-     conformance to industry standards;

-     product support;

-     and the ability to deliver engineering enhancements.

         There can be no assurance that we can continue to compete successfully against new or existing competitors.

MARKET CONSOLIDATION MAY CREATE MORE FORMIDABLE COMPETITORS

         There has been substantial consolidation in the information security industry, and we expect that there will be significant additional consolidation in the near future. As a result of that increasing consolidation, we expect that we will increasingly compete with larger firms that have broader product offerings and greater financial resources. We believe that such competition may have a significant negative effect on our current and developing collaborative, marketing, distribution and reselling relationships, our product pricing and our product development budget and capabilities. Any of those negative effects can significantly impair our financial condition and our results of operations.

RISK OF INADEQUATE PROTECTION FOR OUR PROPRIETARY TECHNOLOGIES

         Our success and ability to compete is dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and nondisclosure agreements to protect our proprietary technology. Although we hold several patents and have several pending patent applications that cover certain aspects of our technology, such patents and patent applications do not protect some of our security products. Our current and future patent applications may not be granted. Additionally, our patents may not be sufficiently broad to protect the core technology critical to our security products.

         Confidentiality agreements and other methods on which we rely to protect our trade secrets and proprietary information and rights may not be adequate to protect our proprietary rights. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to deter misappropriation or independent third-party development of our technology or prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Our trade secrets or non-disclosure agreements may not provide meaningful protection of our proprietary information. Also, others may independently develop similar technologies or duplicate any technology developed by us. Our inability to protect our proprietary rights would have a material adverse effect on our financial condition and results of operations.

         Further, as the number of network security products in the industry increases and the functionality of these products further overlaps, we may become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. Third parties could assert infringement or misappropriation claims against us in the future with respect to current or future products. We may also be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of our rights may be ineffective in such countries, and technology developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on our financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on our financial condition and results of operations.

RISKS RELATING TO EVOLVING DISTRIBUTION CHANNELS

         We rely on both our direct sales force and an indirect channel distribution strategy for the sale and marketing of our products. Our sales and marketing organization may be unable to successfully compete against the more extensive and well-funded sales and marketing operations of certain of our current and future competitors. We may also be unable to continue to attract integrators and resellers that can market our legacy products effectively and provide timely and cost-effective customer support and service. Additionally, our distributors, integrators and resellers may carry competing lines of network security solutions. The loss of important sales personnel, distributors, integrators or resellers could adversely effect us.

RISK OF PRODUCT DEVELOPMENT DELAYS

         We may experience schedule overruns in product development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new network security products, our development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, technology market developments or self-initiated changes. All of these factors can cause a product to enter the market behind schedule, which may adversely effect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

PRODUCT LIABILITY RISK

         The sale and installation of our network security systems and products within the computer networks of our customers and the operation of our SafeNet(TM) facility entails a risk of product failure, product liability or other claims. An actual or perceived breach of network or computer security, regardless of whether such breach is attributable to our products, could adversely affect our reputation and our financial condition or results of operations. The complex nature of our products can make the detection of errors or failures difficult when products are introduced. If errors or failures are subsequently discovered, this may result in delays and lost revenues during the correction process. A malfunction or the inadequate design of our products could result in product liability claims. We attempt to reduce the risk of such losses through warranty disclaimers and liability limitation clauses. However, we may not have obtained adequate contractual protection in all instances or where otherwise required under agreements we have entered into with others.

         We currently maintain product liability insurance. However, our insurance coverage may not be adequate and any product liability claim for damages resulting from security breaches could be substantial. In the event of product liability litigation, insufficient insurance coverage could have a material adverse effect on our financial condition and results of operations. Further, certain customers and potential customers may require minimum product liability insurance coverage as a condition precedent to purchasing our products. Failure to satisfy such insurance requirements could impede our ability to achieve product sales, which would have a material adverse effect on our financial condition and results of operations. There is no assurance that such insurance will be available at a reasonable cost or will be sufficient to cover all possible liabilities.

DEPENDENCE UPON THIRD PARTY SUPPLIERS AND CONTRACTORS

         We rely upon third party contractors for the manufacture of components and sub-assemblies for our legacy products. There is no assurance that we will be able to obtain and/or maintain satisfactory contractual relations with qualified vendors or suppliers. The unavailability of such third parties may substantially decrease our control of the cost, quality and timeliness of the manufacturing process. At present, we are not a party to any exclusive supply contracts with third party contractors for our legacy products. All purchases of components or parts for our products are accomplished by the use of purchase orders issued in the ordinary course of business. While we have not experienced any significant supply problems in the past, and there have been no materially late deliveries of components or parts, it is possible that in the future we may encounter shortages in parts, components, or other elements vital to the manufacture, production and sale of our products. Our business would suffer if the supply of such components was interrupted.

WE DEPEND UPON KEY PERSONNEL AND DIFFICULTIES ATTRACTING OF QUALIFIED PERSONNEL

         The network security industry is highly specialized and the competition for qualified employees is intense. We expect this to remain so for the foreseeable future. We believe our success depends significantly upon a number of key technical and management employees, and upon our ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could materially and adversely effect our results of operations and product development efforts. We may be unable to achieve our revenue and operating performance objectives unless we can attract and retain technically qualified and highly skilled engineers, sales, technical, marketing and management personnel. Such personnel are particularly important to our research and development efforts, and to our growing OEM business, where we employ a large number of technical personnel holding advanced degrees. Further, additions of new and departures of existing personnel, particularly in key positions, can be disruptive and can result in further departures of our personnel, which could in turn harm our business and results of operation.

         In 1997, we entered into a five-year employment agreement with Anthony
A. Caputo, our Chairman, Chief Executive Officer and President. We also have a renewable one-year employment agreement with Douglas E. Kozlay, a co-founder and director. However, we have not historically provided such types of employment agreements to our other employees. This may adversely impact our ability to attract and retain the necessary technical, management and other key personnel.

YEAR 2000 ISSUES COULD AFFECT OUR BUSINESS

         We believe that our products have been made Year 2000 compliant. We have completed the process of assessing and remediating any Year 2000 issues with our information systems and non-information systems. Despite our testing and remediating, our systems may contain undetected errors or faults with respect to the Year 2000. For a more detailed discussion of Year 2000 issues, please see "Item 2: Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000" in our Form 10-Q for the quarterly period ended September 30, 1999. If our systems do not operate properly with regard to the Year 2000 and thereafter we could incur unanticipated expenses to remedy any problems, which could adversely affect our business.

         Year 2000 issues could affect our customers' purchasing plans, as they may need to expend significant resources to correct their existing systems. This situation may result in reduced funds available to implement VPN security or to purchase our network security products and services. These factors could materially harm our business.

FUTURE SALES OF SHARES COULD AFFECT OUR STOCK PRICE

         If our existing stockholders sell substantial amounts of our stock in the public market following this offering, the market price of our stock could fall. We have approximately 6,541,483 shares outstanding (assuming no exercise of outstanding stock options). Of these shares, 4,527,489 are currently eligible for sale in the public market. The remaining 2,013,994 shares are also eligible for public sale, subject to the volume limitations and other conditions of Rule
144. No prediction can be made as to the effect, if any, that market sales of shares of our stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of our stock may be sold in the public market may not only adversely affect prevailing market prices of our stock but could also impair our ability to raise capital through the sale of our equity securities.

         These share numbers exclude 1,190,041 shares subject to outstanding stock options and 428,000 shares reserved for future issuance under our stock option plans.

AUTHORIZED BUT UNISSUED COMMON STOCK AND "BLANK CHECK" PREFERRED STOCK COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

         We are currently authorized to issue 15,000,000 shares of common stock and 500,000 shares of "blank check" preferred stock. Some of these shares have not been issued or reserved. We could use the authorized and available shares (within the limits imposed by applicable law and the rules of the Nasdaq National Market System) to discourage a change in control of the Company. For example, we could privately place shares with purchasers who might side with us in opposing a hostile takeover bid. We could, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

WE DO NOT PAY DIVIDENDS

         We have never paid nor declared any cash or other dividends on our common stock since our inception and we do not presently anticipate that dividends will be paid on our common stock in the foreseeable future.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 relating to the securities offered by this prospectus with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in that statement and its exhibits and schedules. Certain of our financial and other information is contained in the documents indicated below under "Incorporation of Certain Documents by Reference." This information is not presented in this prospectus or delivered with it. For further information with respect to us and the securities offered by this prospectus, please refer to the registration statement, exhibits and schedules.

         Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference.

         We are subject to the information requirements of the Securities Exchange Act of 1934. We file periodic reports and proxy statements with the SEC. You can inspect and copy the registration statement as well as periodic reports, proxy statements and other information we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 You can obtain copies of these documents from the public reference room upon payment of certain fees. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Copies of these documents can also be obtained from the SEC's Worldwide Web page (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are incorporated by reference in this Prospectus:

-     Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

-     Quarterly Report on Form 10-Q for the quarterly period ended March 31,
      1999;

-     Quarterly Report on Form 10-Q for the quarterly period ended June 30,
      1999;

- Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999; and

- The description of our common stock contained in the Form 8-A Registration Statement filed with the SEC on September 16, 1992 and any amendment or report filed for the purpose of updating those descriptions.

         All reports and other documents subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will furnish without charge to you, upon the written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Information Resource Engineering, Inc., 8029 Corporate Drive, Baltimore, Maryland 21236, Attention: Secretary, Telephone (410) 931-7500.

                              SELLING STOCKHOLDERS

         The selling stockholders obtained their shares by the exercise of a Stock Purchase Agreement that was issued in connection with a private placement we completed on December 9, 1999. We are registering the shares offered through this prospectus based upon contractual obligations incurred by us to the initial investors in the private placement. We will not receive any of the proceeds from this offering. We will pay substantially all of the expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the selling stockholders

         The following table sets forth certain information known to us with respect to beneficial ownership of our stock as of December 9,1999 by each selling stockholder. None of the selling stockholders has held any position, office or other material relationship with us within the past three years other than as a result of the transaction that resulted in the ownership of the shares.

         The shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of the shares, nor are the selling stockholders obligated to sell any such shares immediately pursuant to the registration statement. Because the selling stockholders may sell all or part of their shares, no estimate can be given as to the number of shares that will be held by any selling stockholder upon termination of any offering made by this prospectus.

                                                                                               Shares
                                                  Shares                                 Beneficially Owned
                                            Beneficially Owned         Shares             After Offering if
Name of Selling Stockholder                  Prior to Offering     Offered Hereby        Maximum is Sold (1)
---------------------------                  -----------------     --------------        -------------------
Special Situations Fund III, LP                  175,000              175,000                         0
Crosslink Crossover Fund III, LP                  90,000               90,000                         0
Veritas SG Investment Trust                       85,000               65,000                    20,000
Zeke LP                                           60,000               60,000                         0
Special Situations Technology Fund, LP            58,334               58,334                         0
Special Situations Private Equity Fund, LP        58,333               58,333                         0
Special Situations Cayman Fund, LP                58,333               58,333                         0
Raptor Global Portfolio LTD                      137,780               49,800                    87,980
Lancaster Investment Partners LP                  40,000               40,000                         0
Apogee Fund, LP                                   30,000               30,000                         0
Baystar Capital, LP                               30,000               30,000                         0
Baystar International Ltd.                        30,000               30,000                         0
Trellus Partners, LP                              30,000               30,000                         0
Fidelity National Title Insurance Company         25,000               25,000                         0
Hollis Capital Management                         25,000               25,000                         0
Marcuard Cook & Sie, SA                           20,000               20,000                         0
Rockland Growth Fund                              20,000               20,000                         0
TCMP3                                             20,000               20,000                         0
Whitney Partners LP                               20,000               20,000                         0
Gary Rosenbach                                    15,000               15,000                         0
Clarion Partners, LP                              14,200               14,200                         0
Lagunitas Partners LP                             14,000               14,000                         0
Agile Partners LP                                 10,000               10,000                         0
Apex Limited Partners, LP                         10,000               10,000                         0
Clarion Capital Corporation                       10,000               10,000                         0
Security Trend Partners                           10,000               10,000                         0
Clarion Offshore Fund Ltd.                         5,800                5,800                         0
Gruber McBaine International                       5,500                4,000                     1,500
Jon D. Gruber                                      2,000                2,000                         0
Alter Rock Fund, LP                                  470                  200                       270
                                               ---------            ---------                   -------
       Total                                   1,109,750            1,000,000                   109,750

---------------------
(1) The percentage of our outstanding shares owned individually by each of the Selling Stockholders after the offering is complete is less than one percent except for Raptor Global Portfolio LTD which owns 1 %.

         The Registration Rights Agreement issued in connection with the private placement requires us to register the shares sold in that placement. We agreed to pay all expenses in connection with this registration statement, except the selling stockholders will pay any fees and expenses of their legal counsel and any underwriting discounts, commissions and fees relating to the sale of the shares. We have agreed to indemnify the selling stockholders against certain liabilities in respect of this offering, including liabilities under the Securities Act of 1933.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by this Prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders.

                              PLAN OF DISTRIBUTION

         The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

         The distribution of the shares may be effected in one or more of the following methods:

-     ordinary brokers' transactions, which may include long or short sales

- transactions involving cross or block trades or otherwise on the Nasdaq National Market or on any other stock exchange or trading facility on which the common stock may be trading

- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus

- "at the market" to or through market makers or into an existing market for the common stock

- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

- through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) or

-     any combination of the foregoing or by any other legally available means.

         In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         In addition, the selling stockholders may, from time to time, short sell shares. Then this prospectus may be delivered in connection with such short sales and the shares may be used to cover such short sales. Any or all of the sales or other transactions involving the shares described above, whether effected by the selling stockholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our stock for a period beginning one business day prior to the commencement of the distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

         At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of the selling stockholders and any underwriters, dealers or agents, the purchase price paid by an underwriter for the shares purchased from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

                                  LEGAL MATTERS

         The Law Offices of Bruce R. Thaw, 45 Banfi Plaza, Farmingdale, NY 11735 will pass upon the validity of the issuance of the shares offered hereby for us. Mr. Thaw is a director and serves as our general counsel for which he has been paid customary legal fees. Mr. Thaw also owns 220,000 shares of our Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedule of Information Resource Engineering, Inc. and subsidiaries as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              --------------------


                                TABLE OF CONTENTS

                                             Page
                                             ----
Summary................................       2
Risk Factors...........................       2
Additional Information.................       9
Incorporation of Certain
Documents By Reference.................      10
Selling Stockholders...................      10
Use of Proceeds........................      12
Plan of Distribution...................      12
Legal Matters..........................      13
Experts................................      13


                              --------------------




                              INFORMATION RESOURCE
                                ENGINEERING, INC.

                                1,000,000 Shares

                                -----------------

                                   PROSPECTUS


                                -----------------

                                     , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses relative to this offering, all of which are to be borne by the Registrant. Expenses other than filing fees are estimated.

         Registration Fee                            $  6,516
         Accounting Fees and Expenses                $ 12,500
         Legal Fees and Expenses                     $ 10,000
         Printing Fees                               $  2,000
         Miscellaneous                               $  1,984
                                                     --------
                  Total Expenses                     $ 33,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

                             DEL. CODE ANN. TITLE 8

Sec. 145.         Indemnification of officers, directors, employees and agents;
                  insurance

         a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (2) if such a quorum is not obtainable, or, even, if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Certificate of Incorporation of the Company provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware Corporation Law shall be utilized to the fullest extent possible. Further, the Certificate of Incorporation contains provisions to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors, officers or controlling persons of the Registrant, pursuant to the above mentioned statutes or otherwise, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any director, officer or a controlling person of the Company, and the Commission is still of the same opinion, the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by counsel for the Registrant to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The Placement Agent's Warrants provide for reciprocal indemnification and such provisions are incorporated by reference herein.

ITEM 16.  EXHIBITS

1          None

2          None

4          Specimen of Common Stock Certificate of Registrant (1)

5          Opinion of Counsel as to the legality of securities being registered

8          None

15         None

23A        Consent of Bruce R. Thaw, Counsel to the Company

23B        Consent of KPMG LLP, Independent Auditors

24         Power of Attorney - See signature page

25         None

26         None

27         None

28         None

(1) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 33-52066) of the Registrant and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charge provision, by-law contract, arrangements statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Baltimore, Maryland on the 21st day of December, 1999.

                               INFORMATION RESOURCE ENGINEERING, INC.

                                   By:/s/Anthony A. Caputo
                                      ---------------------------------
                                         ANTHONY A. CAPUTO, Chairman,
                                         President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each of the undersigned whose signature appears below constitutes and appoints Anthony A. Caputo and David A. Skalitzky, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, or subsequent registration statements related to the shares registered hereby and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                              Title                                  Date
---------------------------------------------------------------------------------------------------
/s/ Anthony A. Caputo              Chairman, President and Chief Executive        December 21, 1999
---------------------------        Officer (Principal Executive Officer)
ANTHONY A. CAPUTO

/s/ Carole D. Argo                 Senior Vice President and Chief                December  21, 1999
---------------------------        Financial Officer
CAROLE D. ARGO                     (Principal Financial and Accounting Officer)


/s/ Thomas A. Brooks               Director                                       December 21, 1999
---------------------------
THOMAS A. BROOKS

/s/ Douglas E. Kozlay              Director                                       December 21, 1999
---------------------------
DOUGLAS E. KOZLAY

                                   Director                                       December 21, 1999
---------------------------
SHELLEY A. HARRISON

/s/ Ira A Hunt, Jr.                Director                                       December 21, 1999
---------------------------
IRA A. HUNT, JR.

/s/ Bruce R. Thaw                  Director                                       December 21, 1999
---------------------------
BRUCE R. THAW